EXHIBIT 99.1

Crexendo Appoints Jeffrey G. Korn as Chief Executive Officer

PHOENIX, AZ / ACCESSWIRE / March 14, 2023, Crexendo, Inc. (Nasdaq: CXDO) is an award-winning premier provider of cloud communication platform and services, video collaboration and managed IT services designed to provide enterprise-class cloud solutions to any size business. Our solutions currently support over three million end users globally. Crexendo announced today that Jeffrey (“Jeff”) G. Korn has been appointed as Chief Executive Officer, effective immediately. In keeping with the Company’s long-term management transition plan, previous CEO Steven (“Steve”) G. Mihaylo has retired from his position and will retain his seat on the Board as Executive Chairman.

Korn has spent over 20 years at Crexendo and is the Company’s longest standing employee. He was instrumental in guiding Crexendo’s successful transformation into a leading provider in the telecommunications industry and has served as the Company’s General Counsel, Executive Vice President, and Chief Legal Officer throughout his tenure. Prior to joining Crexendo, he served as Chief Legal Officer and a member of the Board of Directors of Prosoft Training (formerly a Nasdaq Company). Before that, Korn was a partner in a commercial litigation and business services law firm headquartered in Jacksonville, Florida. Korn has also served on the boards of several other public companies and currently holds positions on numerous private boards.

“I appreciate Steve, the Board, and the management team for their confidence in me and their continued support as I take on this expanded role. Without Steve, there would be no Crexendo and perhaps a very different UCaaS industry,” said Company CEO Jeff Korn. “Steve has been an exceptional leader over these many years, and we’re fortunate that we’ll continue to benefit from his insight and involvement as Executive Chairman. I look forward to taking over the reins at such a pivotal time in our growth trajectory. Crexendo has a very talented team, a strong product portfolio, and a clear vision for the future. We will continue to build on this foundation and drive the Company towards sustained revenue growth and profitability in the year ahead.”

Executive Chairman Steve Mihaylo added: “As I enter this new chapter, I’d like to extend my gratitude to all the employees at Crexendo. Their hard work and dedication are what has made this job so fulfilling to me. The team has been incredibly supportive throughout my tenure, and I know they will do the same for Jeff. This transition has been carefully planned for some time, and the Company will remain in good hands with Jeff as its new CEO.

“Jeff brings a unique and relevant skill set which will be instrumental to us as we enter our next stage of growth. His strong legal background and deep understanding of regulatory issues have continually proven invaluable in navigating the complex business environment in which Crexendo operates. He has also worked closely with Doug, Ron, and the rest of the management team for decades, all of whom share my enthusiasm for his appointment. Put together, the experience of the management team is dynamic and well-rounded. Going forward, I believe we have the right personnel, solutions and strategy to reach our long-term growth and profitability goals.

“In connection with the transition, I have no intention and will not be required to sell my shares for estate planning or tax reasons and intend to eventually transfer ownership to my foundation. Jeff and Doug Gaylor are both board members of the foundation, and I am confident they will provide continued, strong leadership to the foundation and to Crexendo.”

About CXDO

Crexendo, Inc. is an award-winning premier provider of cloud communication platform and services, video collaboration and managed IT services designed to provide enterprise-class cloud solutions to any size business. Our solutions currently support over three million end users globally.

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Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements including but not limited to Crexendo® (i) having confidence in Mr. Korn and their continued support; (ii) continuing to benefit from Mr. Mihaylo’s insight and involvement as Executive Chairman; (iii) having a very talented team, a strong product portfolio, and a clear vision for the future; (iv) continuing to build on this foundation and drive the Company towards sustained revenue growth and profitability in the year ahead; (v) having carefully planned this transition with the Company remaining  in good hands with Jeff as its new CEO; (vi) believing that Jeff brings a unique and relevant skill set which will be instrumental to next stage of growth; (vii) believing the experience of the management team is dynamic and well-rounded and that it has the right personnel, solutions and strategy to reach our long-term growth and profitability goals; (viii) believing that Mr. Mihaylo will not be required to sell shares for estate planning or tax reasons and his intention to transfer ownership to his foundation and (ix) believing that Jeff and Doug Gaylor will provide continued, strong leadership to the foundation and to the Company.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the company's Form 10-K for the year ended December 31, 2022, quarterly Form 10-Qs as filed with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Company Contact:

Crexendo, Inc.

Doug Gaylor

President and Chief Operating Officer

602-732-7990

dgaylor@crexendo.com

Investor Relations Contact:

Gateway Investor Relations

Matt Glover and Tom Colton

949-574-3860

CXDO@gatewayir.com

SOURCE: Crexendo, Inc.

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